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                                                                    EXHIBIT 10ss


Adoption of Bell Atlantic Senior Management Flexible Spending Perquisite Account, effective January 1, 1998, and termination of Bell Atlantic Personal Financial Services Program


On August 14, 1997, the Human Resources Committee ("HRC") of the Board of Directors of Bell Atlantic adopted a new Bell Atlantic Senior Management Flexible Perquisites Program (the "Program") in lieu of perquisites formerly provided under the Bell Atlantic Senior Management Personal Financial Services Program and under certain other perquisite programs including the program of cash allowances (sometimes referred to as the "car allowance program") for Senior Managers. The Program was phased in during the period from August through December of 1997, during a transition period which coincided with the phase out of the prior programs, which were terminated as of December 31, 1997, with respect to active Senior Managers. The Program applies to all Senior Managers of Bell Atlantic and its affiliated companies, including without limitation those Senior Managers who were formerly employed by NYNEX Corporation or its subsidiaries.

The new Program provides (a) monthly cash allowances in lieu of the automobile allowances and certain other cash allowances formerly available to Senior Managers, and (b) quarterly reimbursements of actual expenses (up to stated dollar limits) for financial planning, tax preparation and estate planning, in accordance with the following schedule of annualized amounts:


                                            Reimbursement     Maximum
                                 Allowance      Limit      Annual Amount
     Chief Executive Officer:     $18,000      $18,000        $36,000
     Chief Operating Officer:     $18,000      $18,000        $36,000
     Band 1 Senior Manager:       $15,000      $15,000        $30,000
     Band 2 Senior Manager:       $12,000      $12,000        $24,000
     Band 3 Senior Manager:       $ 9,000      $ 9,000        $18,000
     Band 4 Senior Manager:       $ 6,000      $ 2,000        $ 8,000

The Bell Atlantic Personal Financial Services Program will continue to be administered for Senior Managers who retired prior to August 14, 1997, until the limited benefits under that program are exhausted for those prior retirees.